Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated January 13, 2025, is by and among Sidus Space, Inc., a Delaware corporation (the “Company”), and Adarsh Parekh (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by, the Company, in each case effective as of the date of this Agreement (the “Effective Date”);

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;

WHEREAS, this Agreement supersedes any and all prior employment agreements or similar agreements by and between Executive and the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Unless earlier terminated by either party in accordance with Section 5, Executive’s employment with the Company shall continue for an initial term commencing on the Effective Date and continuing until the first anniversary of the Effective Date (the “Initial Term”) and thereafter shall automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the last day of the then-current term (such Initial Term and subsequent Renewal Term(s) or portions thereof occurring prior to termination, collectively the “Employment Period”).

2. Duties.

2.1 During the Employment Period, Executive shall serve the Company on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Financial Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Chief Executive Officer (the “CEO”) may designate from time to time. Executive will report directly to the CEO. Notwithstanding the foregoing, during the Employment Period, Executive may (i) serve as a director, officer and/or advisor of two (2) for-profit companies without the prior approval of the Company Board; provided that such companies are not in a Competitive Business with the Company; (ii) perform and participate in charitable, civic, educational, professional, community and industry affairs and other related activities; and (iii) manage Executive’s personal investments, provided, however, that such activities do not materially interfere, individually or in the aggregate with the performance of Executive’s duties hereunder.

3. Location Of Employment. Executive shall work remotely from his home office in El Segundo, California, and shall be a California employee.

4. Compensation.

4.1 Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary at an annual rate of $325,000 (the “Base Salary”) during the Employment Period. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month on or before the 26th day of the calendar month during which services were performed, and subject to applicable taxes and withholdings.

4.2 Annual Discretionary Bonus. During each fiscal year of the Executive’s employment with the Company (commencing with the 2025 fiscal year), Executive will be eligible to receive an annual discretionary bonus (“Cash Bonus”). Executive’s target Cash Bonus shall be up to 40% of Base Salary (the “Target Bonus”). The Cash Bonus amount will be based, in part, upon achievement of Company and individual performance targets established by the Compensation Committee, and other factors considered by the Compensation Committee in its sole and absolute discretion, for the fiscal year to which the bonus relates. The payment of any Cash Bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Company Board’s certification of achievement of applicable performance targets). If Executive is eligible to receive a Cash Bonus, such bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the last day of the fiscal year to which the Cash Bonus relates, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Cash Bonus. The Cash Bonus shall be paid to Executive no later than 75 days following the period for which the bonus is payable.

4.3 Time-Vesting Equity Award. Executive will receive a Restricted Stock Unit (“RSU”) grant of 25,000 unvested shares of Sidus Space Class A common stock (“Unvested Shares”) during the fiscal Quarter immediately following hire (the “Grant Date”), subject to executing the Company standard written RSU agreement containing specific terms and conditions of the RSU grant, for which shall also govern the vesting of Executive’s Unvested Shares. Vesting shall be a three year cliff vest for all 25,000 shares. Additionally, you will be eligible to participate in the Company’s Equity Incentive Plan. The type and number of shares as well as the vesting schedule will be recommended to the Compensation Committee by the CEO, as appropriate. Upon Board approval, and subject to executing the Company standard written equity agreement containing specific terms and conditions of the equity award, shares subject to that equity agreement will be granted.

4.4 Paid Leave Benefits. During the Employment Period, Executive shall be entitled to 160 hours (4 weeks) annual vacation (which shall accrue proportionately each pay period and carry over in the following calendar year, but subject to a maximum accrual cap of 240 hours (6 weeks)), 40 hours annual paid sick leave (which shall be granted at the time of hire and at the beginning of the calendar year thereafter, but which shall not carryover into the following calendar year), and 10 paid holidays annually (which may be used for time off within seven days of a Company-recognized holiday or federal- or state-recognized holiday) consistent with applicable laws and Company policy, as may be in effect from time to time, except to the extent such policy is inconsistent with this Agreement.

4.5 Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit plans offered by the Company as in effect from time to time (collectively, “Benefit Plans”) on the same basis as those generally made available to other employees of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive acknowledges and agrees that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion, and subject to the terms of such Benefit Plans. The Company will cover Executive under directors’ and officers’ liability insurance, with Executive as a named insured, during Executive’s employment (and for a period of six (6) years following the termination thereof), to the same general extent as other executive officers of the Company.

5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (mutually agreed upon by Executive and the Company) that Executive is unable to perform Executive’s duties under this Agreement with or without reasonable accommodation, for a period of 120 consecutive days or 180 days in any 365 day period. If there is a question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree, same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. If the parties hereto cannot agree as to a qualified independent physician, each of the Executive, on the one hand, and the Company, on the other, shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3 At the option of the Company for Cause (as defined in Section 6.6), on prior written notice to Executive (subject to any cure period described in Section 6.6);

5.4 At the option of the Company without Cause, on thirty (30) days’ prior written notice to Executive;

5.5 At the option of Executive (a) for Good Reason (in accordance with the definition in Section 6.5) or (b) for any or no reason other than Good Reason on thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice and further provided that if Executive unilaterally resigns Executive’s employment before the end of such requisite notice period then such resignation shall be treated for purposes of this Agreement as a termination under Section 5.4); or

5.6 As of the last day of the Initial Term or the then-current Renewal Term if either Executive or the Company elects not to renew the Agreement in accordance with and subject to the notice provisions set forth in Section 1.

6. Severance Payments.

6.1 Non-Renewal by the Company, Termination by the Company Without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), by Executive for Good Reason or as the result of the Company’s decision not to renew the Agreement in accordance with Section 1, subject to Section 6.7 hereof, Executive shall be entitled to:

(a) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

(b) subject to Section 13.7(b) hereof, an amount in cash equal to the product of 1/2 times the sum of (i) Executive’s Base Salary as in effect as of Executive’s last day of employment), which shall be payable in substantially equal installments (the “Severance Amount”) at the same time Base Salary would be paid over the six (6) month period (the “Severance Period”) following termination; provided, however, if the Executive’s review and revocation period for the release of claims required pursuant to Section 6.7 hereof spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include all amounts accrued prior thereto;

(c) if Executive is eligible for and elects to enroll in “COBRA” type continuation coverage of Executive’s health benefits under the Company’s group health plan, for the Severance Period (“COBRA Payment Period”) the Company will pay Executive on a monthly basis a taxable amount equal to the COBRA premium costs for that month, less applicable taxes and withholdings; provided, that the Company’s obligation to make these monthly taxable COBRA premium payments to Executive hereunder shall cease on the earlier of: (i) the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits); and (ii) the date on which Executive’s COBRA continuation coverage under the Company’s group health plan ends on account of Executive’s election to terminate such coverage;

(d) a lump sum payment equal to the amount of any Cash Bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company, but in no event later than 73 days following the end of the fiscal year in which the termination occurs;

(e) a lump sum payment equal to the amount of Cash Bonus that was accrued for the year in which Executive’s employment ends based upon the good faith determination of the Company Board in accordance with the Company’s normal practices as of the last day of the calendar month during which Executive’s termination became effective (it being understood that the Company will accrue the Cash Bonus on a monthly basis), payable no later than 73 days after the termination date;

(f) all other accrued or vested amounts or benefits due to Executive in accordance with this Agreement, the Company’s benefit plans, programs or policies (other than severance), and the treatment of Executive’s Award in accordance with the Award Agreement; and

(g) subject to Executive’s compliance with the restrictive covenants set forth in Section 8 hereof, the outstanding and unvested portion of any time-vesting equity award(s) granted to Executive by the Company shall automatically accelerate and vest in full upon Executive’s termination date.

6.2 Termination due to Executive’s Death or Disability. Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive (i) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to Executive by the Company; and (ii) the payments and benefits described under Sections 6.1(a), (d), (e) and (f).

6.3 Termination due to Non-Renewal by Executive or Termination by Executive without Good Reason. Upon the termination of Executive’s employment due to the non-renewal by Executive or termination by Executive without Good Reason, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a), (d), (e), and (f), and the treatment of Executive’s Award in accordance with the Award Agreement.

6.4 Termination by the Company for Cause. Upon the termination of Executive’s employment by the Company for Cause pursuant to Section 5.3, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a) and (f), and the treatment of Executive’s Award in accordance with the Award Agreement.

6.5 Termination Following Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to receive the following: (i) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award(s) granted to Executive by the Company; (ii) the benefits described in Section 6.1(b) and (c), provided, however, that the Severance Amount shall equal 1/2 times the sum of Base Salary and Target Bonus and the Severance Period shall be 6 months; and (iii) the benefits described in Section 6.1(a), (d), (e) and (f).

6.6 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s continued failure or refusal to follow the lawful directives of the Company Board after being given written notice and thirty (30) days to remedy such failures or refusals;

(ii) Executive’s willful misconduct, gross negligence, act of material dishonesty in connection with Executive’s employment;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offence involving serious moral turpitude;

(iv) Executive’s violation of any material written policies of the Company or its affiliates of which Executive has received written notice and which violation is, in each case, if curable, is not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including, without limitation, those set forth in Sections 8.1 and 8.2 of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 8.3 of this Agreement;

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice; or

(vii) as provided in Section 13.1 hereof.

(b) “Change in Control” shall have the meaning given that term in the Company’s 2021 Omnibus Equity Incentive Plan, and as amended.

(c) “Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities; (ii) a material reduction in Base Salary; (iii) a material reduction in the target percentage of the Executive’s Cash Bonus; (iv) the relocation of Executive’s principal place of employment more than fifty (50) miles from its then current location; or (v) a breach by the Company of any material provision of this Agreement (the parties agreeing that Section 4.1 is one such material provision). Any Good Reason termination will require thirty (30) days’ advanced written notice by Executive of the event giving rise to Good Reason within sixty (60) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure a Good Reason event.

(d) “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

6.7 Conditions to Payment. All payments and benefits due to Executive under this Section 6, other than the payments due to Executive under Sections 6.1(a), (d), and (f) or which are otherwise required by law (all other payments under Section 6, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to receive any Severance. In addition, Severance shall be conditioned on Executive’s compliance with Section 8 hereof.

7. Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time.

8. Restrictions on Activities of Executive.

8.1 Non-Competition. During employment (the “Restriction Period”), Executive covenants and agrees that Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in, any Competitive Business, in each case, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. For purposes of this Agreement, “Competitive Business” shall mean the satellite and space hardware manufacturing business.

8.2 Non-Solicitation. Executive covenants and agrees that, except in connection with the performance of Executive’s duties to the Company, during the Restriction Period, Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates, (ii) hire any employees or independent contractors of the Company or any of its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any Person that is then a client or customer of the Company, or any of its affiliates to cease being a client or customer of the Company or any of its affiliates or to divert all or any part of such Person’s business from the Company or any of its affiliates, or (iv) assist any other Person in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii); provided, however, that the foregoing restrictions shall not include (A) general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Company or its affiliates, or (B) serving as a third-party reference for any employee or independent contractor or providing advice to any employees.

8.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). “Confidential Information” means any information with respect to the Company or any of its affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.4 Assignment of Inventions.

(a) Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b) Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which Executive received in Executive’s capacity as a participant.

8.6 Cooperation. During the Employment Period and for six years thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any litigation matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company agrees to reimburse Executive for any costs Executive incurs in connection with complying with this Section, including Executive’s reasonable attorney’s fees. If Executive’s compliance with this Section requires Executive to expend more than ten (10) hours (any time in excess of ten (10) hours, “Excess Time”) in any quarter of a calendar year, the Company agrees to compensate Executive for such Excess Time at an hourly rate that is equal to the prorata rate the Executive earned while under employment with the Company.

8.7 Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, (i) Executive shall not make either orally or in writing any derogatory or disparaging statement with regard to the Company, any of its businesses, products, services or practices or any of its managers, directors, officers, employees or agents, and (ii) the Company shall direct the members of the Company Board and its senior executives not to make either orally or in writing any derogatory or disparaging statement with regard to the Executive, provided that nothing in this Section 8.7 shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

8.8 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

10. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

11. Severable Provisions. The provisions of this Agreement, or any portions thereof, are severable and the invalidity of any one or more provisions or portions thereof shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision or portion thereof of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration or scope of such provision or portion thereof to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Sidus Space, Inc.

150 N Sykes Creek Pkwy Ste 200

Merritt Island, FL 32953

Attention: Carol Craig

with a copy (which shall not constitute notice) to:

FordHarrison LLP

Attn: ____________

If to Executive:

The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Miscellaneous.

13.1 Executive Representation. Executive hereby represents to the Company that Executive’s execution and delivery of this Agreement and Executive’s performance of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

13.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

13.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

13.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

13.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

13.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

13.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.8 Indemnification. On the [Insert “Effective Date”], Executive and the Company entered into an indemnification agreement (the “Indemnification Agreement”) substantially in the form attached hereto as Exhibit B. The Company shall to the maximum extent permitted by applicable law indemnify and hold harmless Executive as provided in the Indemnification Agreement.

13.9 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SIDUS SPACE, INC.

By:	/s/ Carol Craig
Name:	Carol Craig
Title:	CEO

EXECUTIVE

/s/ Adarsh Parekh
Adarsh Parekh

EXHIBIT A

EXHIBIT B

[Indemnification Agreement]

EXHIBIT C

[KPIs]

EXHIBIT D

[Roles and Responsibilities]